EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Equinox Gold Corp.

We consent to the use of our report dated February 21, 2024 on the consolidated financial statements of Equinox Gold Corp. which comprise the consolidated statements of financial position as of December 31, 2023 and 2022, the related consolidated statements of income (loss), comprehensive income(loss), cash flows and changes in equity for the years then ended and the related notes, and our report dated February 21, 2024 on the effectiveness of internal control over financial reporting as of December 31, 2023 which are incorporated by reference in the Registration Statement on Form F-10 dated October 1, 2024 of Equinox Gold Corp.

/s/ KPMG LLP

Chartered Professional Accountants

October 1, 2024
Vancouver, Canada